UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 000-13270

                             UNIZAN FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

                             220 MARKET AVENUE SOUTH
                               CANTON, OHIO 44702
                                 (330) 438-1118
                        (Address, including zip code and
                                telephone number,
                             including area code, of
                             registrant's principal
                               executive offices)


                         COMMON STOCK, WITHOUT PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [x]                              Rule 12h-3(b)(1)(i)  [x]
Rule 12g-4(a)(1)(ii)  [ ]                              Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)   [ ]                              Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii)  [ ]                              Rule 12h-3(b)(2)(ii) [ ]
                                                       Rule 15d-6           [ ]

        Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, Huntington Bancshares Incorporated, as successor to Unizan Financial Corp. pursuant to the merger of Unizan Financial Corp. with and into Huntington Bancshares Incorporated, has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: March 1, 2006
                                        HUNTINGTON BANCSHARES INCORPORATED

                                        By: /s/ Richard A. Cheap
                                           -------------------------------------
                                           Name: Richard A. Cheap
                                           Title:  General Counsel and Secretary